CORPORATE POLICY	NO: LEG 1-007
ISO REFERENCE	REV: See last page
TITLE: INSIDER TRADING POLICY	DATE: 02/03/2026
PAGE: 1 of 12 PAGES
ORIGINATED BY: Kristen Netschke, Acting General Counsel	FINAL APPROVAL: Kristen Netschke, Acting General Counsel
1.0    PURPOSE:
1.1 This insider trading policy has been adopted by Dauch Corporation “Dauch” or the “Company”) to establish procedures intended to prevent both intentional and unintentional acts of prohibited insider trading, and thereby to promote compliance with applicable securities laws by (i) the Covered Persons and their Related Persons (each as defined below) and (ii) PDMRs and their PCAs (each as defined below). This policy is designed to promote compliance with securities laws that prohibit certain persons who: (A) are aware of material nonpublic information about a company from: (1) trading in securities of that company; or (2) providing material nonpublic information to others who may trade on the basis of that information; or (B) may otherwise be restricted from trading in securities of that company even if not in possession of material nonpublic information. Violations of insider trading laws can result in severe civil and criminal penalties for the individuals involved, as well as for the Company and its management. Violations, or even the allegation or appearance of an improper transaction, can also damage Dauch’s reputation for integrity and shareholder value.
2.0    SCOPE:
2.1 This policy applies to Dauch and its directors, officers, associates, contractors, advisors or consultants and third-party vendors (collectively, the “Covered Persons”), including at its subsidiaries in all global locations.
2.2 This policy also applies to related persons, which include immediate family members (spouse and minor children) and other members of the household of a Covered Person; family members who do not live in the household of a Covered Person, but whose transactions in securities are directed by such person or are subject to such person’s influence or control (such as parents or children); partnerships in which a Covered Person is a general partner; corporations in which a Covered Person either singly or together with other related persons own a controlling interest; trusts of which a Covered Person is a trustee, settlor or beneficiary; estates of which a Covered Person is an executor or beneficiary; or any other group or entity where a Covered Person has or shares with others the power to decide whether to buy securities of the Company (collectively, “Related Persons”).

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    2.3 Although a person’s parent, adult child or sibling may not be considered a Related Person (unless living in the same household), each of these persons may be considered a “tippee” for securities laws purposes. See Section 6.2.4 below regarding the prohibition on tipping.
2.4 This policy also applies to those Covered Persons who are informed by the Company that they are considered ‘persons discharging managerial responsibilities’ (“PDMRs”) for the purposes of the EU Market Abuse Regulation (EU MAR 596/2014) as it forms part of domestic UK law by virtue of the UK European Union (Withdrawal) Act 2018 (“UK MAR”), which applies to the Company as a result of AAM’s UK secondary listing on the London Stock Exchange. Such persons must also comply with the requirements set out in the Annex hereto, including in respect of their PCAs (as defined in the Annex hereto), in addition to the other requirements of this policy.
2.5 The Company may also determine that other persons, who have access to material nonpublic information, should be subject to this policy.
2.6 Directors, officers, and certain designated insiders are also subject to pre-clearance procedures described below.
2.7 Additionally, the Company will comply with the requirements of the securities laws, including those related to transacting in the Company’s securities while in the possession of material nonpublic information, in connection with its purchase or sale of Company securities.
3.0    REFERENCE:
3.1 Securities laws of the United States, including the Securities Act of 1933, as amended, (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and other jurisdictions, as applicable
    3.2    New York Stock Exchange (“NYSE”) Listing Standards
Securities laws of the United Kingdom, including UK MAR and the UK Listing
3.3
Rules and Disclosure Guidance and Transparency Rules made by the UK Financial Conduct Authority (the “FCA”)
London Stock Exchange Admission and Disclosure Standards
3.4
Dauch Code of Business Conduct
3.5
Dauch Policy for Treatment of Inside Information under the UK Market Abuse
    3.6    Regulation
4.0    RESPONSIBILITIES:
    4.1    The Company’s General Counsel is responsible for implementing and maintaining this policy and establishing appropriate procedures to ensure compliance.

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5.0    GENERAL:
    5.1    DEFINITIONS:
5.1.1 What is “insider trading”? The prohibition against insider trading is generally understood to prohibit (1) trading on the basis of material nonpublic information, (2) disclosing or “tipping” material nonpublic information to others or recommending the purchase or sale of securities on the basis of such information, or (3) assisting someone who is engaged in any of these activities.
5.1.2 Who is an “insider”? Any person who has material nonpublic information is considered an insider as to that information. Insiders include the Covered Persons and those persons in a special relationship with the Company, such as auditors, consultants and outside counsel. The definition of an insider is transaction specific; that is, an individual is an insider with respect to each material nonpublic item of which they are aware. For example, an associate who knows that an acquisition is about to occur may be regarded as an insider concerning that information until the news of the acquisition has been fully disclosed to the public.
5.1.3 What is “material” information? The materiality of information depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or where the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity. Some examples of material information include:
•Unpublished financial results (including earnings estimates)
•Expectations as to future financial results
•Financial liquidity problems
•Write-downs of assets
•A pending or proposed merger, acquisition or tender offer
•A pending or proposed purchase or sale of a significant asset
•A pending or proposed joint venture
•Development of a significant new product, process, or system
•A change in dividend policy, the declaration of a stock split or stock repurchase program
•New debt or equity offerings
•Senior management or Board changes
•A change in the Company’s pricing or cost structure
•The gain or loss of a significant customer or supplier or product program
•Actual or threatened significant litigation, governmental investigations or related developments
•Major plant expansion, closing or accident
•A significant cybersecurity breach or other incident
•Change in credit ratings
•Major restructuring activities

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The above list is only illustrative. Many other types of information may be considered material, depending on the circumstances. The materiality of particular information is subject to reassessment on a regular basis. Questions concerning whether nonpublic information is material can be directed to the General Counsel.
5.1.4 What is “nonpublic” information? Information is “nonpublic” if it is not available to the general public. For information to be considered public, it must be widely disseminated in a manner making it generally available to the investing public. Information generally would be considered widely disseminated if it has been disclosed through recognized news media, newswire services or through public reports filed with the Securities and Exchange Commission (“SEC”). The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. The release of information to the public does not immediately permit insiders to trade. Insiders are required to refrain from trading until the market has had an opportunity to absorb and evaluate the information. The Blackout Periods section of this policy describes the waiting periods established by Dauch.
6.0    POLICY:
6.1 It is the Company’s policy that any Covered Person, who has material nonpublic information relating to the Company, and any Related Person, may not buy or sell securities of the Company or engage in any other action to take advantage of that information or pass it on to others. This policy also applies to material nonpublic information about any other entity with publicly traded securities, including Dauch's customers, suppliers and business partners, obtained in the course of employment or association with the Company. Additional restrictions on trading securities of the Company apply to directors, officers and certain designated insiders, as described in Section 6.3 below.
6.2    The following rules and restrictions apply to all Covered Persons and Related Persons.
6.2.1 Non-disclosure of Material Nonpublic Information. Until material nonpublic information has been released by the Company, it must not be disclosed to anyone, except persons within the Company or third party agents of the Company (such as advisors and outside counsel) whose roles or positions require them to know such information.
6.2.2 Prohibited Trading in Company Securities. No Covered Person or their Related Persons may trade, directly or indirectly through family members or others persons or entities, in Company securities at any time they are aware of material information that has not been disclosed to the public.
6.2.3 How Transactions Appear in Hindsight. If securities transactions become the subject of scrutiny of the SEC, the NYSE or other third parties, they are likely to be viewed after the fact with the benefit of knowledge of all the circumstances. As a result, before engaging in any transaction, an insider should carefully consider how the transaction may be viewed with the benefit of hindsight.

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6.2.4 No “Tipping” Information to Others. No Covered Person may disclose (“tip”) material nonpublic information about the Company or its customers, suppliers and business partners, obtained in the course of employment or association with the Company, to others who might trade on it or recommend to others that they buy or sell Company or other securities based on such information. This illegal practice, known as “tipping,” subjects the insider to liability for insider trading as a “tipper” and for the trading of the tippee, even if the insider did not gain any benefit from the trade.
6.2.5 Speculation, Hedging and Monetization are Prohibited. Investing in Dauch securities provides an opportunity to share in the Company’s future growth. However, short-range speculation based on fluctuations in the market price of Company securities may put the personal gain of a Covered Person in conflict with the best interests of the Company and its shareholders. To avoid this conflict, Covered Persons and Related Persons are prohibited from the following:
•Short Sales. Short sales of the Company’s securities are prohibited. A short sale is a sale of securities not owned by the seller or, if owned, not delivered against such sale within twenty (20) days thereafter. Short sales of the Company’s securities reflect the seller’s expectation that the securities will decline in value and, therefore, signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to support the Company’s performance.
•Investments in Derivatives of the Company’s Securities. Investing in Company-based derivative securities is not allowed. Derivative securities include options, warrants, stock appreciation rights or similar rights whose value is derived from the value of an equity security, such as Dauch’s common stock. This prohibition includes, but is not limited to, trading in Company-based put or call option contracts, trading in straddles and the like. However, holding and exercising stock options, restricted stock units or other derivative securities that have been granted under the Company’s equity compensation plans are not prohibited by this policy.
•Hedging and Pledging. Hedging or monetization transactions involving Company securities, including through the use of financial instruments such as forward sales contracts, equity swaps, collars and exchange funds, or pledging stock as collateral for a loan are prohibited.
•Margin Purchases. Purchases of the Company’s securities on margin are prohibited. Margin purchases generally involve borrowing from a brokerage firm, bank or other entity to buy the Company’s securities (other than in connection with a cashless exercise of stock options granted under the Company’s equity compensation plan).

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6.3    Additional Restrictions for Directors, Officers and Certain Designated Insiders
Blackout Periods
    6.3.1    Quarterly Blackout Periods.    Trading in Company securities by
directors, officers and certain designated individuals (including PDMRs) is prohibited during the Company’s blackout periods. Dauch has established four routine quarterly blackout periods. Each quarterly blackout period begins 15 days before the end of any calendar quarter and ends on the second trading day after the release of the Company’s earnings for that quarter (or the prior year’s earnings, in the case of the fourth quarter). Although the General Counsel’s office generally notifies affected individuals of the beginning and end of quarterly blackout periods,t hese quarterly blackout periods apply whether or not a reminder notice is delivered.
6.3.2 Event-Driven Blackout Periods. The Company may impose additional blackout periods from time to time in connection with specific developments that could involve material nonpublic information. If a special blackout period is imposed, the General Counsel will notify affected individuals and advise them of trading restrictions during the special blackout period. Disclosure to others of the existence of any such blackout period is prohibited.
6.3.3 No Safe Harbor. Trading restrictions during blackout periods are in addition to the other restrictions in this policy. Trading outside the blackout periods should not be considered a “safe harbor,” and any person with material nonpublic information concerning the Company should not trade in Company securities until the second trading day following the public release of such information. In addition, compliance with the blackout periods does not excuse an individual from compliance with the prohibitions in this policy.
Pre-Clearance Procedures
6.3.4 Prior Written Approval. Directors, officers and certain designated insiders (including PDMRs) must obtain prior clearance from the Company’s General Counsel before they or any of their Related Persons engages in any transactions in Company securities (including a purchase, sale, gift, cashless exercise of stock options, and contribution to a trust or other transfer).
•Pre-clearance of stock option exercises may only be obtained by submitting a Notice of Intent to Exercise Stock Options form to the General Counsel. Each pre-clearance form is obtainable on the AAM Portal.
•Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under applicable securities laws. Compliance with the Company’s stock ownership requirements may also be considered in evaluating the request.

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•Clearance of a transaction is valid only for a 72-hour period. If the transaction order is not placed within 72 hours of approval, a request for pre-clearance must be resubmitted.
•If clearance is denied, the fact of such denial must be kept confidential by the person requesting clearance.
•The requirement for pre-clearance also applies to the entering into, amendment or termination of any plan or arrangement that provides for the trading of the Company’s securities whether or not the plan is intended to comply with Rule 10b5-1 under the Exchange Act (“Rule 10b5-1” and a trading plan that complies with the requirements of Rule 10b5-1 is called a “Rule 10b5-1 Plan”), as described below.
Section 16 Requirements
6.3.5 Filing Transaction Reports with the SEC. Under Section 16(a) of the Exchange Act, directors and officers are required to file reports with the SEC, disclosing their beneficial ownership of Company securities and changes to such beneficial ownership. Most changes in beneficial ownership are required to be reported to the SEC within two business days of the transaction.
•To ensure that proper disclosures are made in a timely manner, pre-clearance of transactions involving Company securities is required as described above under Pre-Clearance Procedures.
•Directors and officers are required to notify the General Counsel promptly of completed transactions so that reports can be prepared and filed with the SEC on a timely basis. Details of this notice requirement are included in the Common Stock Trading Request form. The General Counsel may establish broker interface procedures designed to ensure that the Company receives complete, accurate and timely information regarding transactions in Company securities by directors and officers.
6.3.6 Short-Swing Profits. Directors and officers must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Exchange Act. The practical effect of these provisions is that directors and officers who purchase and sell or sell and purchase Company securities in non-exempt transactions within a six-month period must disgorge all profits (including deemed profits) to the Company whether or not they had knowledge of any material nonpublic information.

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Form 144 Reports
6.3.7 Form 144 Reports. Directors and officers are generally required to file a Form 144 before making an open market sale of Company securities. Form 144 notifies the SEC of the individual’s intent to sell Company securities. This form is generally prepared and filed by the individual’s broker and is in addition to Section 16 reporting obligations. Directors and officers are responsible for ensuring that Form 144 reports are filed on a timely basis.
UK MAR Requirements (PDMRs and their PCAs only)
    6.3.8    Notification to the Company. PDMRs and their PCAs must notify the
Company of all transactions conducted on their own account in Company securities within one business day of the transaction date, by completing the PDMR notification transaction form available from the Company’s General Counsel.
6.3.9 Notification to the FCA. PDMRs and their PCAs must also notify the FCA of the occurrence of all transactions conducted on their own account in Company securities within three business days. Such notification can be made online at PDMR Introduction Page.
6.4 Pre-arranged Trading Plans. Rule 10b5-1 of the Exchange Act provides a defense from insider trading liability if trades occur pursuant to a pre-arranged trading plan that complies with the requirements of Rule 10b5-1. If the plan meets the requirements of Rule 10b5-1, Company securities may be bought or sold without regard to certain insider trading restrictions. Because of the complexity of Rule 10b5-1 Plans, all such plans must be reviewed and approved by the General Counsel before they are implemented. Any requested amendments to, or termination of, a 10b5-1 Plan must be approved in advance on a case-by-case basis by the General Counsel.
The Company is required to make certain public disclosures on a quarterly basis related to 10b5-1 Plans entered into by directors and officers, as well as any written trading arrangements entered into by those persons that do not comply with the requirements of Rule 10b5-1.
6.5 Post-Termination Transactions. This policy continues to apply to transactions in Company securities after termination of an individual’s relationship with the Company. If an individual is in possession of material nonpublic information when his or her service or employment terminates, that individual may not trade in Company securities until the information has become public or is no longer material. The pre-clearance procedures described above, however, will cease to apply to transactions in Company securities upon the expiration of any blackout period applicable at the time of termination of service/employment.
7.0    ACCOUNTABILITY:
7.1 Insider Trading Policy. The Company’s General Counsel is responsible for implementing and maintaining this policy and establishing appropriate procedures designed to ensure compliance.

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    7.2    Consequences of Violations.
7.2.1 Civil and criminal penalties for trading on or communicating material nonpublic information are severe and could include significant criminal and civil fines, as well as prison sentences of up to 20 years for individual violators. Insider trading violations are pursued vigorously by the
SEC, U.S. Attorneys and other enforcement agencies, both in the United States and non U.S. jurisdictions, including by the FCA under UK MAR and other applicable legislation. A person can be subject to penalties even if they do not permanently benefit from the violation.
7.2.2 Controlling Person Liability. If the Company fails to take appropriate steps to prevent unlawful insider trading, it could have “controlling person” liability for a trading violation, with civil penalties of up to the greater of (1) three times the profit gained or loss avoided and (2) $1 million, and a criminal penalty of up to $25 million. The Company’s directors, officers and other members of management could also be personally liable for civil penalties as “controlling persons” if they fail to take appropriate steps to prevent unlawful insider trading.
7.2.3 Failure to maintain adequate procedures, systems and controls. In connection with the Company’s secondary listing on the London Stock Exchange, if the Company fails to enforce restrictions on dealings by PDMRs and their PCAs in compliance with this policy, it could be found to have breached its obligation to take reasonable steps to establish and maintain adequate procedures, systems and controls to enable it to comply with its obligations under the UK listing regime, which would constitute a breach of the UK Listing Rules made by the FCA. In addition to enhanced fines, egregious or continued breaches of the UK Listing Rules could jeopardize the Company’s listing on the London Stock Exchange.
    7.2.4    Disciplinary Action. Any violation of this policy can be expected to result in serious sanctions by the Company, including dismissal of the persons involved, whether or not the failure to comply with this policy results in a violation of law.
Revision History
Current Rev 5 Prior: 10/7/2024; 12/12/2014; 3/10/2010*; 5/3/1999*
(* formerly named: Federal Securities Laws Compliance)
ANNEX – TRANSACTIONS BY PDMRS AND THEIR PCAS
1.DEFINITIONS:
1.1Who is a “PDMR”? A PDMR means a ‘person discharging managerial responsibilities’ in respect of the Company or its subsidiaries, being: (a) any director of the Company; and (b) any other employee of the Company or its subsidiaries who has been informed that they are considered to be a PDMR as a result of having regular access to material nonpublic information and the power to make managerial decisions affecting the future development and business prospects of the Company and its subsidiaries.

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1.2Who is a “PCA”? A PCA means a person closely associated with a PDMR, being: (a) the spouse or civil partner of a PDMR; (b) a PDMR's child or stepchild under the age of 18 years who is unmarried and does not have a civil partner; (c) a relative who has shared the same household as the PDMR for at least one year on the date of the relevant dealing; or (d) a legal person, trust or partnership, the managerial responsibilities of which are discharged by a PDMR or by a PCA referred to in paragraph (a), (b) or (c) of this definition, which is directly or indirectly controlled by such a person, which is set up for the benefit of such a person or which has economic interests which are substantially equivalent to those of such a person.
1.3What is a “dealing”? Any transaction relating to shares or debt instruments of the Company or its subsidiaries, or to derivatives or other financial instruments linked thereto, can constitute a dealing for the purposes of UK MAR.
1.4What is a “closed period”? Under UK MAR, a closed period is the period of 30 calendar days before the announcement of an interim financial report or a year-end report which the Company is obliged to make public according to the rules of any trading venue where its shares are admitted to trading. However, the Company has decided to align the closed period under this Annex with the blackout period under Section 6.3.1 of the policy. Accordingly, a “closed period” for the purposes of this Annex is the period beginning 15 days before the end of any calendar quarter and ending on the second trading day after the release of the Company’s earnings for that quarter (or the prior year’s earnings, in the case of the fourth quarter).
2.OBLIGATIONS OF PDMRS AND THEIR PCAS:
2.1PDMRs must seek prior clearance from the Company’s General Counsel in accordance with Section 6.3.4 of the policy to which this Annex applies before they deal in Company securities. PDMRs will not ordinarily be given clearance to deal in Company securities during any period when material nonpublic information exists or during a closed period, unless the Company determines that exceptional circumstances apply (as detailed further below).
2.2PDMRs must provide the Company’s General Counsel with a list of the names
(including the legal form in respect of legal persons) and contact details of their PCAs and investment managers, and provide any amendments or updates from time to time without delay.
2.3PDMRs and their PCAs must notify the Company and the FCA of the occurrence of all transaction conducted on their own account in accordance with the requirements (including the time limits) set out in Sections 6.3.8 and 6.3.9 of the policy to which this Annex applies. PDMRs must inform their PCAs in writing of this requirement (and retain a copy of that notice), and ensure that their investment managers are aware of the obligations and restrictions that apply to them as PDMRs. A template form of notification is available from the Company’s General Counsel on request.
2.4At the request of a PDMR or their PCA, the Company may submit notifications to the FCA as required by Section 6.3.9 on behalf of that PDMR or PCA, provided that the Company’s General Counsel receives the request within one business day of the relevant transaction date.
2.5The Company will make an announcement, via a regulatory information service, regarding any transaction in Company securities conducted for the account of any PDMR or PCA, within two business days of having been notified of the relevant transaction by the PDMR or PCA.

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3.EXCEPTIONS FOR PDMR DEALINGS DURING CLOSED PERIODS:
3.1SEVERE FINANCIAL DIFFICULTY:
(a)Subject to the Insider Trading Policy, a PDMR can be given clearance to sell (but not to purchase) the Company's shares (but not other Company securities) during a closed period if that PDMR is in severe financial difficulty or there are other exceptional circumstances which require the immediate sale of shares. Clearance may only be granted in respect of such number of shares as the PDMR needs to sell to obtain the required financial resources.
(b)Any request for clearance to Deal by reason of exceptional circumstances must be accompanied by a written statement that describes the exceptional character of the circumstances, and explains the transaction envisaged, why that transaction could not be executed at a time other than during the closed period, and why the sale of Company shares is the only reasonable alternative to obtain the necessary financing. If such a written statement is not included with the PDMR's clearance application, then the Company General Counsel should request one from the PDMR before the Company takes any decision to grant clearance.
(c)Circumstances are exceptional only if they are extremely urgent, unforeseen and compelling, and where their cause is external to the relevant PDMR and that PDMR has no control over them. When considering whether the circumstances are exceptional, the Company must take into account (among other things) the extent to which the PDMR:
(i)is facing a legally enforceable commitment or claim (such as a court order); and
(ii)could not reasonably satisfy a financial commitment (which was entered into before the start of the closed period) to a third party (including a tax authority) otherwise than by selling the relevant shares immediately.
(d)Given the stringent requirements described above, clearance to Deal during a closed period under this exception is unlikely to be granted except in rare cases.
3.2EXCEPTION FOR TRANSFERS BETWEEN ACCOUNTS:
(a)The Company may give clearance to a transfer of Company securities between two accounts of a PDMR during a closed period, provided that such transfer does not result in a change in price of the relevant Company securities (i.e., the transfer should not affect the price of the relevant security).
(b)A transfer of Company securities into the relevant PDMR's personal pension scheme and a transfer to a family trust or an account held jointly with another person would not be viewed as a transfer between two accounts of a PDMR and would not, therefore, qualify for this exception.
3.3

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3.4OTHER EXCEPTIONS:
The Company may, at its sole discretion, give clearance to PDMRs during a closed period for other dealings relating to: (a) an employee share or saving scheme; (b) qualifications or entitlements to shares; or (c) transactions where the beneficial interest in the relevant Company security does not change; however, the Company should seek appropriate advice before clearing any dealing in such circumstances.